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                                                                    EXHIBIT 99.2

                               CB BANCSHARES, INC.

                         BOARD OF DIRECTORS RESOLUTIONS

                              Amendments to Bylaws



                  Resolved, that Article II, Section 7 of the Bylaws of the Corporation is hereby deleted and replaced in its entirety as follows:

                  SECTION 7. Adjournment. Any meeting of stockholders, whether annual or special, may be adjourned from time to time, if a quorum be not present, without notice other than the announcement at the meeting. Such adjournment may be to such date as shall be determined by vote of the holders of a majority of the shares of stock present and entitled to vote, and to such time and place as shall be determined by the Chairman. Any meeting of stockholders, whether annual or special, may be adjourned from time to time, if a quorum be present, only by the Chairman of the meeting, without notice other than the announcement at the meeting. Such adjournment may be to such time and to such place as shall be determined by the Chairman. At any such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted by a quorum at the original meeting as originally called. No meeting of stockholders may be adjourned to a date that is later than the date, if any, specifically provided for under any provision of the Hawaii Business Corporation Act as the actual or latest date on which such meeting shall be held.